Pricing supplement

To prospectus dated April 8, 2020,

prospectus supplement dated April 8, 2020, underlying supplement no. 1-II dated November 4, 2020 and product supplement no. 1-II dated November 4, 2020

Registration Statement Nos. 333-236659 and 333-236659-01 Dated January 26, 2022; Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$1,000,000

Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	Unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. maturing January 30, 2037, subject to postponement as described below.
•	The notes are designed for investors who believe that (i) the 30-Year U.S. Dollar SOFR ICE Swap Rate will be greater than the 2-Year U.S. Dollar SOFR ICE Swap Rate on each Determination Date, (ii) the Closing Level of each of the S&P 500® Index and the EURO STOXX 50® Index (each an “Index” and, collectively, the “Indices”) will remain at or above its Minimum Index Level of 70.00% of its Initial Value on each Accrual Determination Date and (iii) the Closing Level of each of the S&P 500® Index and the EURO STOXX 50® Index will be greater than or equal to its respective Barrier Level of 65.00% of its Initial Value on the Observation Date.
•	The notes are designed for investors who seek periodic interest payments that will accrue (a) for the Initial Interest Periods, at a rate of 20.00% per annum and (b), for each other Interest Period, at a per annum rate equal to (i) the Spread (the 30-Year SOFR ICE Swap Rate minus the 2-Year SOFR ICE Swap Rate) on the applicable Determination Date for such Interest Period multiplied by (ii) the Multiplier, provided that the Closing Level of each Index on each Accrual Determination Date during such Interest Period is greater than or equal to its Minimum Index Level (for each Index, 70.00% of its Initial Value), and subject to the Maximum Interest Rate and the Minimum Interest Rate.
•	At maturity, an investor in the notes will lose at least 35.00% of principal and may lose all of the initial investment in the notes if the Closing Level of either Index declines below its respective Barrier Level on the Observation Date.
•	After the Initial Interest Periods, if either (i) the Spread on the applicable Determination Date is less than or equal to zero or (ii) the level of either Index is less than its Minimum Index Level for an entire Interest Period, the Interest Rate for such Interest Period will be equal to zero. In addition, investors should be willing to assume the risk that if the Final Value of either Index is less than its respective Barrier Level, they will lose at least 35.00% of their principal and may lose their entire principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Subject to satisfaction of the Accrual Provision, interest on the notes after the Initial Interest Periods will be calculated based on the applicable Interest Factor, which will be equal to the Spread times the Multiplier (subject to the Maximum Interest Rate and the Minimum Interest Rate). In no event will the Interest Rate be greater than the Maximum Interest Rate as set forth below or less than the Minimum Interest Rate of 0% per annum.
•	At our option, we may call your notes prior to their scheduled Maturity Date on one of the Redemption Dates set forth below. For more information, see “Key Terms” and “Selected Risk Considerations” in this pricing supplement.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in product supplement. Please refer to “Additional Key Terms — Accrual Provision,” “Additional Key Terms — Accrual Determination Date,” “Key Terms — Redemption Feature” and “Selected Purchase Considerations — Periodic Interest Payments” in this pricing supplement for more information.
•	Notes may be purchased in minimum denominations of $1,000 and in integral multiples of $1,000 thereafter.
•	The notes priced on January 26, 2022 and are expected to settle on or about January 31, 2022.

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Payment at Maturity:

If the Final Value of each Index is greater than or equal to its respective Barrier Level, you will receive the principal amount of your notes at maturity.

If the Final Value of either Index is less than its respective Barrier Level, you will lose 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Index is less than its Initial Value, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Lesser Performing Index Return)

If the Final Value of either Index is less than its respective Barrier Level, you will lose at least 35.00% of your principal and may lose your entire principal at maturity.

Regardless of whether the Final Value of either Index is greater than, equal to or less than its Initial Value, at maturity you will also receive any accrued and unpaid interest on your notes.

Initial Value:	4,349.93 for the S&P 500® Index and 4,164.60 for the EURO STOXX 50® Index, which is, with respect to each Index, the Closing Level of that Index on the Pricing Date
Final Value:	With respect to each Index, the Closing Level of that Index on the Observation Date
Index Return:	With respect to each Index, the Index Return is calculated as follows: (Final Value - Initial Value) Initial Value
Lesser Performing Index:	The Index with the Lesser Performing Index Return
Lesser Performing Index Return:	The lower of the Index Return of the S&P 500® Index and the Index Return of the EURO STOXX 50® Index
Barrier Level:	2,827.4545 for the S&P 500® Index and 2,706.99 for the EURO STOXX 50® Index, which is, with respect to each Index, 65.00% of its Initial Value
Redemption Feature:	On the last calendar day of each January, April, July and October of each year (each, a “Redemption Date”, provided that the Redemption Date in January 2037 shall occur on the Maturity Date), commencing on January 31, 2023 and ending on the Maturity Date, we may redeem your notes in whole but not in part at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest to but excluding the Redemption Date, subject to the Business Day Convention and the Interest Accrual Convention described below and in the accompanying product supplement. If we intend to redeem your notes, we will deliver notice to The Depository Trust Company (“DTC”) at least 5 Business Days prior to the applicable Redemption Date.
Interest:	We will pay you interest on each Interest Payment Date based on the applicable Day Count Fraction and subject to the Interest Accrual Convention, as applicable, described below and in the accompanying product supplement.
Initial Interest Period(s):	The Interest Periods during the period beginning on and including the Original Issue Date of the notes and ending on but excluding July 31, 2022. The Accrual Provision will not be applicable during the Initial Interest Periods.
Initial Interest Rate:	20.00% per annum
Interest Period:	The period beginning on and including the Original Issue Date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, subject to the Interest Accrual Convention described below and in the accompanying product supplement.
Interest Payment Dates:	Interest on the notes will be payable in arrears on the last calendar day of each January, April, July and October of each year, commencing on July 31, 2022, provided that the Interest Payment Date in January 2037 shall occur on the Maturity Date, subject to the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement.

Interest Rate:

For each Initial Interest Period, the Initial Interest Rate. For each Interest Period (other than an Initial Interest Period), the Calculation Agent will determine the Interest Rate┼ per annum applicable to each Interest Period, calculated in thousandths of a percent, with five ten-thousandths of a percent rounded upwards, based on the following formula:

, where

“Actual Days” means, with respect to each Interest Payment Date, the actual number of calendar days in the immediately preceding Interest Period; and

“Variable Days” means, with respect to each Interest Payment Date, the actual number of calendar days during the immediately preceding Interest Period on which the Accrual Provision is satisfied.

Investing in the Callable Range Accrual Notes involves a number of risks. See “Risk Factors” beginning on page PS-18 of the accompanying product supplement, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying product supplement, the accompanying underlying supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)(2)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$50	$950
Total	$1,000,000	$50,000	$950,000

(1) See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $50.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $877.80 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

January 26, 2022

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1-II dated November 4, 2020:

https://www.sec.gov/Archives/edgar/data/19617/000095010320021464/dp139380_424b2-psupp1ii.htm

•	Underlying supplement no. 1-II dated November 4, 2020: https://www.sec.gov/Archives/edgar/data/19617/000095010320021471/dp139381_424b2-usupp1ii.htm
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Additional Key Terms

Interest Rate (Continued):	┼The Interest Rate as described above is a rate per annum, may not equal the Interest Factor during any Interest Period and is subject to the Minimum Interest Rate and a Maximum Interest Rate. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.
Other Key Terms:	Please see “Additional Key Terms” in this pricing supplement for other key terms.
Interest Factor:	With respect to each Interest Period (other than an Initial Interest Period), the Spread times the Multiplier, subject to the Maximum Interest Rate and the Minimum Interest Rate. The Interest Rate is a per annum rate and may or may not equal the Interest Factor during any Interest Period. The Interest Rate will depend on the number of calendar days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.
Spread:	With respect to each Interest Period (after the Initial Interest Periods), the 30-Year SOFR ICE Swap Rate minus the 2-Year SOFR ICE Swap Rate as determined on the applicable Determination Date. If, on the applicable Determination Date, the Spread is equal to or less than zero, interest will accrue at a rate of 0.00% for that Interest Period.
Multiplier:	15.0
Minimum Interest Rate:	With respect to each Interest Period (other than an Initial Interest Period), 0.00% per annum
Maximum Interest Rate:	With respect to each Interest Period (other than an Initial Interest Period), 10.00% per annum
Accrual Provision:	For each Interest Period (other than an Initial Interest Period), the Accrual Provision shall be deemed to have been satisfied on each calendar day during such Interest Period on which (i) the Closing Level of the S&P 500® Index, as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to its Minimum Index Level and (ii) the Closing Level of the EURO STOXX 50® Index , as determined on the Accrual Determination Date relating to such calendar day, is greater than or equal to its Minimum Index Level. If the Closing Level of either of the S&P 500® Index or the EURO STOXX 50® Index , each as determined on the Accrual Determination Date relating to such calendar day, is less than its Minimum Index Level, then the Accrual Provision shall be deemed not to have been satisfied for such calendar day. Notwithstanding the foregoing and anything to the contrary in the accompanying product supplement, the Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event with respect to either Index occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day (including any originally scheduled Accrual Determination Date relating to an Exclusion Period).
Accrual Determination Date:	With respect to each Interest Period (other than an Initial Interest Period), each calendar day during such Interest Period. If any

JPMorgan Structured Investments —	PS-1
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

calendar day during an Interest Period is not a Trading Day, the Accrual Determination Date for such calendar day will be the Trading Day immediately preceding such calendar day. Notwithstanding the foregoing, for all calendar days in the Exclusion Period, the Accrual Determination Date will be the first Trading Day that precedes such Exclusion Period. The Accrual Provision will be deemed to have not been satisfied on a calendar day if a market disruption event occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that calendar day.
Exclusion Period:	For each Interest Period, the period commencing on the sixth Business Day prior to but excluding each Interest Payment Date.
Closing Level:	(i) With respect the S&P 500® Index on any Trading Day, the closing level of that Index or successor index, as applicable, as published on page “SPX Index” (or any successor page) of Bloomberg Professional® service (“Bloomberg”) or any successor service on such Trading Day and (ii) with respect the EURO STOXX 50® Index on any Trading Day, the closing level of that Index or successor index, as applicable, as published on page “SX5E Index” (or any successor page) of Bloomberg or any successor service on such Trading Day. In certain circumstances, the Closing Level of an Index will be based on the alternative calculation of that Index as described under “The Underlyings — Indices — Discontinuation of an Equity Index; Alteration of Method of Calculation” in the accompanying product supplement.
Minimum Index Level:	3,044.951 for the S&P 500® Index and 2,915.22 for the EURO STOXX 50® Index, which is, with respect to each Index, 70.00% of its Initial Value.
Trading Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on (i) the relevant exchanges for securities underlying each Index or the relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to each Index or the relevant successor index, if applicable, are traded.
Business Day:	Any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted
Determination Date:	For each Interest Period (other than the Initial Interest Periods), the second U.S. Government Securities Business Day immediately preceding the beginning of the applicable Interest Period.
U.S. Government Securities Business Day:	Any day, other than a Saturday, Sunday or a day on which the Securities Industry and Financial Markets Association (“SIFMA”) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.
30-Year SOFR ICE Swap Rate:	With respect to any Determination Date, the 30-Year U.S. Dollar SOFR ICE Swap Rate, which is the rate for a U.S. dollar swap with a designated maturity of 30 years, referencing the Secured Overnight Financing Rate (“SOFR”) (compounded in arrears for twelve months using standard market conventions), that appears on Bloomberg Screen USISSO30 Page (or any successor page) at approximately 11:00 a.m., New York City time, on the Determination Date, as determined by the Calculation Agent. On the applicable Determination Date, if the 30-Year SOFR ICE Swap Rate cannot be determined by reference to Bloomberg Screen USISSO30 Page (or any successor page), then the Calculation Agent will determine the 30-Year SOFR ICE Swap Rate in accordance with the procedures set forth under “The Underlyings — Base Rates — USD ICE Swap Rate” in the accompanying product supplement.
2-Year SOFR ICE Swap Rate:

With respect to any Determination Date, the 2-Year U.S. Dollar SOFR ICE Swap Rate, which is the rate for a U.S. dollar swap with a designated maturity of 2 years, referencing the Secured Overnight Financing Rate (“SOFR”) (compounded in arrears for twelve months using standard market conventions), that appears on Bloomberg Screen USISSO02 Page (or any successor page) at approximately 11:00 a.m., New York City time, on the Determination Date, as determined by the Calculation Agent. On the applicable Determination Date, if the 2-Year SOFR ICE Swap Rate cannot be determined by reference to Bloomberg Screen USISSO02 Page (or any successor page), then the Calculation Agent will determine the 2-Year SOFR ICE Swap Rate in accordance with the procedures set forth under “The Underlyings — Base Rates — USD ICE Swap Rate” in the accompanying product supplement.

We refer to the 30-Year SOFR ICE Swap Rate and the 2-Year SOFR ICE Swap Rate each as a “ICE Swap Rate” and together as the “ICE Swap Rates”.

Pricing Date:	January 26, 2022
Original Issue Date (Settlement Date):	On or about January 31, 2022, subject to the Business Day Convention.
Observation Date*	January 27, 2037
Maturity Date*:	January 30, 2037, subject to the Business Day Convention.
Business Day Convention:	Following
Interest Accrual Convention:	Unadjusted
Day Count Fraction:	30/360
CUSIP:	48130UZY4

* Subject to postponement in the event of a market disruption event and as described under “General Terms of the Notes — Postponement of the Maturity Date for Notes with a Payment at Maturity Linked to One or More Indices” and “General Terms of the Notes — Postponement of an Observation Date for Notes with a Payment at Maturity Linked to One or More Indices” in the accompanying product supplement.

JPMorgan Structured Investments —	PS-2
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

Selected Purchase Considerations

•	LIMITED PROTECTION AGAINST LOSS - We will pay you your principal back at maturity if the Final Value of each Index is not less than its respective Barrier Level. If the Final Value of either Index is less than its respective Barrier Level, for every 1% that the Final Value of the Lesser Performing Index is less than its Initial Value, you will lose an amount equal to 1% of the principal amount of your notes. If the Final Value of either Index is less than its respective Barrier Level, you will lose at least 35.00% of your principal and may lose your entire principal at maturity.
•	EXPOSURE TO THE S&P 500® INDEX AND THE EURO STOXX 50® INDEX - The return on the notes at maturity is linked to the Lesser Performing Index, which will be either the S&P 500® Index or the EURO STOXX 50® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement. The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see the information see forth under “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.
•	PRESERVATION OF CAPITAL UPON EARLY REDEMPTION — Regardless of the performance of the ICE Swap Rates, the S&P 500® Index or the EURO STOXX 50® Index, we will pay you at least the principal amount of your notes upon early redemption. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount upon early redemption is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	PERIODIC INTEREST PAYMENTS — The notes offer periodic interest payments on each Interest Payment Date. For the Initial Interest Periods, the notes will pay at a fixed Interest Rate. After the Initial Interest Periods, the notes will pay at the applicable variable Interest Rate, which takes into account the Accrual Provision. The interest payments for all Interest Periods after the Initial Interest Periods will be affected by both the levels of the ICE Swap Rates and the Closing Levels of the S&P 500® Index and the EURO STOXX 50® Index as described under “Interest Rate” on the cover of this pricing supplement, but will not reflect the performance of such rates or such Indices. During any Interest Period other than the Initial Interest Periods, in no event will the Interest Rate be greater than the Maximum Interest Rate of 10.00% per annum or less than the Minimum Interest Rate of 0.00% per annum. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	POTENTIAL EARLY REDEMPTION BY US AT OUR OPTION — At our option, we may redeem the notes, in whole but not in part, on each of the Redemption Dates set forth above, commencing on January 31, 2023, at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest, subject to the Business Day Convention and the Interest Accrual Convention described on the cover of this pricing supplement and in the accompanying product supplement. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the Business Day immediately preceding the applicable Redemption Date. Even in cases where the notes are called before maturity, noteholders are not entitled to any fees or commissions described on the front cover of this pricing supplement.
•	TAX TREATMENT— You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 1-II. Based on the advice of Sidley Austin llp, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as income-bearing pre-paid derivative contracts. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

JPMorgan Structured Investments —	PS-3
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

Assuming that the treatment of the notes as income-bearing pre-paid derivative contracts is respected, interest payments that you receive should be included in ordinary income at the time you receive the payments or when the payments accrue, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Under this treatment, any gain or loss recognized upon the sale, exchange, redemption or maturity of the notes should be treated as capital gain or loss. Any such capital gain or loss should be treated as long-term capital gain or loss if you held the notes for more than one year.

Non-U.S. Holders should note that because the United States federal income tax treatment (including the applicability of withholding) of the interest payments on the notes is uncertain, and although the Company believes it is reasonable to take a position that the interest payments are not subject to U.S. withholding tax (at least if the applicable IRS Form W-8 is provided), a withholding agent could possibly nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are a Non-U.S. Holder, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

Non-U.S. Holders should also note that a withholding tax of 30% could be imposed on payments made on the notes to certain foreign entities unless information reporting and diligence requirements are met, as described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to Non-U.S. Holders” in the accompanying product supplement.

Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, Treasury regulations exclude from the scope of Section 871(m) instruments issued prior to 2023 that are not “delta-one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel, Sidley Austin llp, is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Both U.S. and Non-U.S. Holders should consult their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisors with respect to the tax consequences of an investment in the notes, including possible alternative treatments.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Tax Treatment”, when read in combination with the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement, constitutes the full opinion of Sidley Austin llp regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying product supplement and the accompanying underlying supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Lesser Performing Index and will depend on whether, and the extent to which, the Lesser Performing Index Return is positive or negative. Your investment will be exposed to loss if the Final Value of either Index is less than its respective Barrier Level. If the Final Value of the Lesser Performing Index is less than its Barrier Level, you will lose an amount equal to 1% of the principal amount of your notes for every 1% that the Final Value of the Lesser Performing Index is less than its respective Initial Value. Accordingly, if the Final Value of either Index is less than its respective Barrier Level, you will lose at least 35.00% of your principal and may lose your entire principal at maturity.
•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES AND ARE SUBJECT TO AN INTEREST ACCRUAL PROVISION; AFTER THE INITIAL INTEREST PERIODS, THE INTEREST RATE ON THE NOTES IS VARIABLE AND WILL NOT EXCEED THE MAXIMUM INTEREST RATE AS SET FORTH ABOVE AND MAY BE EQUAL TO 0.00% — The terms of the notes differ from those of ordinary debt securities in that the rate of interest you will receive after the Initial Interest Periods is not fixed, but will vary based on the levels of the S&P 500® Index and the EURO STOXX 50® Index the over the course of each Interest Period and the Spread on the applicable Determination Date. For each Interest Period after the Initial Interest Periods, there is a Maximum Interest Rate per annum equal to the

JPMorgan Structured Investments —	PS-4
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

Interest Factor set forth above on the cover of this pricing supplement. This is because the variable Interest Rate on the notes, while determined by reference to the Spread on the applicable Determination Date and the Closing Levels of both the S&P 500® Index and the EURO STOXX 50® Index as described on the cover of this pricing supplement, does not actually pay an amount based directly on such levels. Your return on the notes for any Interest Period (other than an Initial Interest Period) will not exceed the applicable Interest Factor for such Interest Period, regardless of the Spread or appreciation in either the S&P 500® Index or the EURO STOXX 50® Index, which may be significant. Moreover, each calendar day during an Interest Period (other than an Initial Interest Period) for which the Closing Level of either the S&P 500® Index or the EURO STOXX 50® Index is less than the Minimum Index Level (each as determined based on the levels of the S&P 500® Index and the EURO STOXX 50® Index on the applicable Accrual Determination Date) will result in a reduction of the Interest Rate per annum payable for the corresponding Interest Period. For Interest Periods other than the Initial Interest Periods, if the Closing Level of either the S&P 500® Index or the EURO STOXX 50® Index is less than the Minimum Index Level for an entire Interest Period, the Interest Rate for such Interest Period will be equal to 0.00% and you will not receive any interest payment for such Interest Period. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.

•	THE NOTES REFERENCE TWO EQUITY INDICES AND THE ICE SWAP RATES — After the Initial Interest Periods, if the Closing Level of the S&P 500® Index and/or the EURO STOXX 50® Index is less than the Minimum Index Level on any Accrual Determination Date, the notes will not accrue interest on that day. If the notes do not satisfy the Accrual Provision for each calendar day in an Interest Period, the Interest Rate payable on the notes will be equal to 0.00% per annum for such Interest Period. Similarly, after the Initial Interest Periods, if the 30-Year SOFR ICE Swap Rate is less than or equal to the 2-Year SOFR ICE Swap Rate on the Determination Date, interest on the notes, will accrue at 0.00% per annum for such Interest Period. You should carefully consider the movement, current levels and overall trend in equity markets and swap rates, prior to purchasing these notes. Although the notes do not directly reference the level of the S&P 500® Index, the EURO STOXX 50® Index or the ICE Swap Rates, the interest, if any, payable on your notes is contingent upon, and related to, each of these levels.
•	THE INTEREST RATE ON THE NOTES AFTER THE INITIAL INTEREST PERIODS IS SUBJECT TO A MAXIMUM INTEREST RATE — After the Initial Interest Periods, the rate of interest payable on the notes is variable; however, it is still subject to a Maximum Interest Rate. The Interest Rate on the notes after the Initial Interest Periods will not exceed the Maximum Interest Rate of 10.00% per annum. Although the notes are subject to an Accrual Provision, the interest (if any) payable on the notes accrues at a rate based on the applicable Interest Factor set forth above, and therefore the amount of interest payable on the notes remains subject to the Maximum Interest Rate.
•	You Are Exposed to Performance Risk of Each OF THE ICE Swap Rates, the S&P 500® Index AND THE EURO STOXX 50® INDEX— Your Interest Rate applicable to each Interest Period after the Initial Interest Periods is not linked to the aggregate performance of the ICE Swap Rates, the S&P 500® Index and the EURO STOXX 50® Index. For instance, whether or not a calendar day is a Variable Day within an Interest Period (other than an Initial Interest Period) will be contingent upon the performance of the S&P 500® Index and the EURO STOXX 50® Index as determined on the applicable Accrual Determination Date. Further, the Interest Factor that is to be used to determine the Interest Rate will be determined by the ICE Swap Rates on the applicable Determination Date. Unlike an investment in an instrument with a return linked to a basket of underlying assets, in which risk is mitigated through diversification among all of the components of the basket, an investment in the notes will expose you to the risks related to each of the ICE Swap Rates, the S&P 500® Index and the EURO STOXX 50® Index. Poor performance of the 30-Year SOFR ICE Swap Rate, as compared to the 2-Year SOFR ICE Swap Rate (meaning that the Spread would be lower), or either Index (meaning that either Index decreases to be less than its Minimum Index Level) during the term of the notes may negatively affect your return on the notes and will not be offset or mitigated by any positive performance of the others. Accordingly, your investment is subject to the performance risk of each of the ICE Swap Rates, the S&P 500® Index and the EURO STOXX 50® Index.
•	YOU ARE EXPOSED TO THE RISK OF DECLINE IN THE CLOSING LEVEL OF EACH INDEX – Your return on the notes and your payment at maturity, if any, is not linked to a basket consisting of the Indices. Your payment at maturity is contingent upon the performance of each individual Index such that you will be exposed to the risks related to both of the Indices. Poor performance by either of the Indices over the term of the notes may negatively affect your payment at maturity and will not be offset or mitigated by any positive performance by the other Index. Accordingly, your investment is subject to the risk of decline in the Closing Level of each Index.
•	THE INTEREST RATE ON THE NOTES MAY BE BELOW THE RATE OTHERWISE PAYABLE ON SIMILAR VARIABLE RATE notes ISSUED BY US — The value of the notes will depend on the Interest Rate on the notes, which after the Initial Interest Periods will be affected by the Spread and the levels of the S&P 500® Index and the EURO STOXX 50® Index. If (i) the Spread is less than or equal to zero on any Determination Date or (ii) the level of either of the S&P 500® Index or the EURO STOXX 50® Index is less than its Minimum Index Level on any Accrual Determination Date, the Interest Rate on the notes may be less than returns on similar variable rate notes issued by us that are not linked to the ICE Swap Rates, the S&P 500® Index and the EURO STOXX 50® Index, or that are only linked to one of the ICE Swap Rates, the S&P 500® Index or the EURO STOXX 50® Index. We have no control over any fluctuations in the ICE Swap Rates, the S&P 500® Index or the EURO STOXX 50® Index.

JPMorgan Structured Investments —	PS-5
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

•	THE RETURN OF ANY PRINCIPAL COMPONENT OF YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE PERFORMANCE OF THE LESSER PERFORMING INDEX — If the notes are not called and the Final Value of either Index is less than its respective Barrier Level, you will lose at least 35.00% of your investment in the notes and may lose all of your investment.
•	THE METHOD OF DETERMINING WHETHER THE ACCRUAL PROVISION HAS BEEN SATISFIED MAY NOT DIRECTLY CORRELATE TO THE ACTUAL LEVELS OF the S&P 500® Index or the EURO STOXX 50® Index — After the Initial Interest Periods, the determination of the Interest Rate per annum payable for any Interest Period will be based on the actual number of days in that Interest Period on which the Accrual Provision is satisfied, as determined on each Accrual Determination Date. However, we will use the same Closing Levels of the S&P 500® Index and the EURO STOXX 50® Index to determine whether the Accrual Provision is satisfied for the period commencing on the sixth Business Day prior to but excluding each applicable Interest Payment Date, which period we refer to as the Exclusion Period. The Closing Levels used will be the Closing Level of the S&P 500® Index and the EURO STOXX 50® Index on the first Trading Day immediately preceding the Exclusion Period, regardless of what the actual closing levels of the S&P 500® Index or the EURO STOXX 50® Index are for the calendar days in that period or whether the Accrual Provision could have otherwise been satisfied if actually tested in the Exclusion Period. As a result, the determination as to whether the Accrual Provision has been satisfied for any Interest Period (other than an Initial Interest Period) may not directly correlate to the actual Closing Levels of the S&P 500® Index or the EURO STOXX 50® Index, which will in turn affect the Interest Rate calculation.
•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE INDICES — If the notes are not called and the Final Value of each Index is greater than or equal to its respective Barrier Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of either Index, which may be significant. In addition, if the notes are called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest, regardless of the appreciation in the value of either Index, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in either Index during the term of the notes.
•	LONGER DATED NOTES MAY BE MORE RISKY THAN SHORTER DATED NOTES — By purchasing a note with a longer tenor, you are more exposed to fluctuations in interest rates than if you purchased a note with a shorter tenor. Specifically, you may be negatively affected if certain interest rate scenarios occur or if the Closing Level of either the S&P 500® Index or the EURO STOXX 50® Index is less than the Minimum Index Level for an entire Interest Period. The applicable discount rate, which is the prevailing rate in the market for notes of the same tenor, will likely be higher for notes with longer tenors than if you had purchased a note with a shorter tenor. Therefore, assuming the notes have not been called and that short term rates rise, as described above, the market value of a longer dated note will be lower than the market value of a comparable short term note with similar terms.
•	WE MAY CALL YOUR NOTES PRIOR TO THEIR SCHEDULED MATURITY DATE — We may choose to call the notes early or choose not to call the notes early on any Redemption Date in our sole discretion. If we intend to redeem your notes, we will deliver notice to DTC at least 5 Business Days prior to the applicable Redemption Date. If the notes are called early, you will receive the principal amount of your notes plus accrued and unpaid interest to, but not including, the Redemption Date. The aggregate amount that you will receive through and including the Redemption Date may be less than the aggregate amount that you would have received had the notes not been called early. If we call the notes early, you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date. We may choose to call the notes early, for example, if U.S. interest rates decrease significantly or if volatility of U.S. interest rates decreases significantly.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes you will not have voting rights, or rights to receive cash dividends or other distributions, or other rights that holders of securities composing the S&P 500® Index or the EURO STOXX 50® Index would have.
•	REINVESTMENT RISK — If we redeem the notes, the term of the notes may be reduced and you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date.
•	VARIABLE RATE NOTES DIFFER FROM FIXED RATE NOTES — After the Initial Interest Periods of the notes, the variable Interest Rate for all Interest Periods will be determined in part based on the Spread and the Accrual Provision set forth on the cover of this pricing supplement, which is contingent upon the Closing Levels of the S&P 500® Index and the EURO STOXX 50® Index and may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the notes as compared to other investment alternatives.
•	AFTER THE INITIAL INTEREST PERIODS, MARKET DISRUPTION EVENTS MAY ADVERSELY AFFECT THE RATE AT WHICH THE NOTES ACCRUE INTEREST — After the Initial Interest Periods, the rate at which the notes accrue interest for an Interest Period will be based on the Closing Levels of the S&P 500® Index and the EURO STOXX

JPMorgan Structured Investments —	PS-6
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

50® Index on the applicable Accrual Determination Date and the Spread on the applicable Determination Date, subject to the Maximum Interest Rate. Notwithstanding anything to the contrary herein or in the accompanying product supplement, if a market disruption event occurs or is continuing on any Accrual Determination Date, the Accrual Provision will be deemed to have not been satisfied on such Accrual Determination Date (including any originally scheduled Accrual Determination Date relating to an Exclusion Period). Because, after the Initial Interest Periods, your notes will not accrue interest unless the Accrual Provision is satisfied, if a market disruption event continues for an extended period of time after the Initial Interest Periods, the amount of interest that accrues on the notes may be severely limited.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Calculation Agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities as well as modeling and structuring the economic terms of the notes, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement for additional information about these risks.

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index.

•	NON-U.S. SECURITIES RISK WITH RESPECT TO THE EURO STOXX 50® INDEX — The equity securities included in the EURO STOXX 50® Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-.U.S. equity securities involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the SEC.
•	NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES WITH RESPECT TO THE EURO STOXX 50® INDEX — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the equity securities included in the EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the EURO STOXX 50® Index.
•	THE INTEREST RATE ON THE NOTES IS BASED, IN PART, ON THE SPREAD, AND THEREFORE ON THE PERFORMANCE AND RELATIVE PERFORMANCE OF LONGER AND SHORTER TERM INTEREST RATES, WHICH MAY RESULT IN THE APPLICATION OF THE MINIMUM INTEREST RATE — The Spread is calculated as (a) the 30-Year SOFR ICE Swap Rate minus (b) the 2-Year SOFR ICE Swap Rate. The ICE Swap Rates may be influenced by a number of factors, including (but not limited to) monetary policies, fiscal policies, inflation, general economic conditions and public expectations with respect to such factors. The effect that any single factor may have on the ICE Swap Rates or may be partially offset by other factors. We cannot predict the factors that may cause the ICE Swap Rates, and consequently the Spread, to increase or decrease. Either a zero or negative Spread (indicating that the 30-Year SOFR ICE Swap Rate is equal to or less than the 2-Year SOFR ICE Swap Rate) on a Determination Date will cause the Interest Rate for the corresponding Interest Period to be equal to the Minimum Interest Rate. The

JPMorgan Structured Investments —	PS-7
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

amount of interest you accrue on the notes in any Interest Period (other than an Initial Interest Period) may therefore decrease even if either or both of the ICE Swap Rates increase. Under these circumstances, particularly if short term interest rates rise significantly relative to long term interest rates, the Interest Rate during any Interest Period (other than an Initial Interest Period) may be equal to 0.00% per annum, and you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, and estimated hedging costs, including, but not limited to:
•	the performance of the ICE Swap Rates;
•	the performance of the Indices;
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;

JPMorgan Structured Investments —	PS-8
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the time to maturity of the notes;
•	dividend rates on the equity securities underlying the Index;
•	the expected positive or negative correlation between the ICE Swap Rates, the S&P 500® Index and the EURO STOXX 50® Index or the expected absence of such correlation;
•	interest and yield rates in the market generally, as well as the volatility of those rates;
•	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Like many long- term notes with short term call dates, secondary prices can drop sharply if the market shifts from assuming a call to assuming the note will be left outstanding indefinitely, particularly when after the call date passes, the payout shifts from fixed rate to floating.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	SECONDARY MARKET PRICES OF THE NOTES ARE SENSITIVE TO BOTH INTEREST RATES AND THE PERFORMANCE OF EACH INDEX — If interest rates rise generally, the secondary market prices of the notes will be adversely impacted because of the relatively long term of the notes and the increased probability that that the Interest Rate for the notes will be less than such rates. Additionally, if the Closing Level for either Index declines, even if such Closing Level has not declined below the applicable Barrier Level, the secondary market prices of the notes will also be adversely impacted because of the increased probability that the Accrual Provision may not be satisfied over the remaining term of the notes and the increased probability that you may lose some or all of your principal at maturity. If both interest rates rise and either Closing Level declines, the secondary market prices of the notes may decline more rapidly than other securities that are only linked to the ICE Swap Rates or the Indices, or if the amount payable at maturity was not linked to the performance of the Lesser Performing Index relative to its respective Barrier Level.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	MARKET FACTORS MAY INFLUENCE WHETHER WE EXERCISE OUR RIGHT TO REDEEM THE NOTES PRIOR TO THEIR SCHEDULED MATURITY — We have the right to redeem the notes prior to the Maturity Date, in whole but not in part, on the specified Redemption Dates. It is more likely that we will redeem the notes prior to the Maturity Date if the Closing Levels of the S&P 500® Index or the EURO STOXX 50® Index are greater than or equal to the Minimum Index Level on the applicable Accrual Determination Date and the Spread is greater than or equal to 0.00% on the applicable Determination Date. If the notes are called prior to the Maturity Date, you may be unable to invest in certificates of deposit with similar risk and yield as the notes. Your ability to realize a higher than market yield on the notes is limited by our right to redeem the notes prior to their scheduled maturity, which may adversely affect the value of the notes in the secondary market, if any.
•	The INTEREST RATE will be affected by a number of factors — After the Initial Interest Periods, the interest rate will depend primarily on the ICE Swap Rates. A number of factors can affect the value of your notes and/or the amount of interest that you will receive, including, but not limited to:

•	supply and demand for overnight U.S. Treasury repurchase agreements;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policy regarding interest rates;
•	inflation and expectations concerning inflation;
•	performance of capital markets; and
•	any statements from public government officials regarding the cessation of the ICE SWAP Rates and/or SOFR.

These and other factors may have a negative effect on the performance of the ICE SWAP Rates and on the value of the notes in the secondary market.

•	The ICE Swap Rates may be volatile — The ICE Swap Rates are subject to volatility due to a variety of factors affecting interest rates generally, including but not limited to:
•	sentiment regarding the U.S. and global economies;
•	expectation regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.

JPMorgan Structured Investments —	PS-9
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

•	THE ICE SWAP RATES AND THE MANNER IN WHICH THEY ARE CALCULATED MAY CHANGE IN THE FUTURE — There can be no assurance that the method by which the ICE Swap Rates are calculated will continue in its current form. Any changes in the method of calculation could reduce the 30-Year SOFR ICE Swap Rate and/or the 2-Year SOFR ICE Swap Rate and may negatively impact the Spread and, therefore, the interest payable on the notes after the Initial Interest Periods.
•	THE ICE SWAP RATES AND SOFR HAVE LIMITED HISTORIES AND FUTURE PERFORMANCE CANNOT BE PREDICTED BASED ON HISTORICAL PERFORMANCE — The publication of the U.S. Dollar SOFR ICE Swap Rate began in November 2021, and, therefore, has a limited history. IBA launched the U.S. Dollar SOFR ICE Swap Rate for use as a reference rate for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and the U.S. Dollar LIBOR ICE Swap Rate will have no bearing on the performance of SOFR or the ICE SWAP Rates.

In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of the ICE SWAP Rates and SOFR cannot be predicted based on the limited historical performance. The levels of ICE SWAP Rates and SOFR during the term of the notes may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to the ICE SWAP Rates and SOFR, such as correlations, may change in the future. While some pre-publication historical data for SOFR has been released by the Federal Reserve Bank of New York (the “New York Fed”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations.

No future performance of the ICE SWAP Rates or SOFR may be inferred from any of the historical actual or historical indicative SOFR data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the ICE SWAP Rates or SOFR. Changes in the levels of SOFR will affect the ICE SWAP Rates and, therefore, the return on the notes and the trading price of the notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the ICE SWAP Rates or SOFR will be positive.

•	ANY FAILURE OF SOFR TO GAIN MARKET ACCEPTANCE COULD ADVERSELY AFFECT THE NOTES — According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the unsecured short-term funding costs of banks than competing replacement rates for LIBOR that reflect bank-specific credit risk. This may mean that market participants would not consider SOFR a suitable substitute, replacement or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the ICE SWAP Rates, the return on and value of the notes and the price at which investors can sell the notes in the secondary market.

•	THE ADMINISTRATOR OF SOFR MAY MAKE CHANGES THAT COULD ADVERSELY AFFECT THE LEVEL OF SOFR OR DISCONTINUE SOFR AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST IN DOING SO — SOFR is a relatively new rate, and Federal Reserve Bank of New York (“FRBNY”) (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the ICE SWAP Rates and of the amount of interest payable on the notes, which may adversely affect the trading prices of the notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR. In that case, the method by which the ICE SWAP Rates is calculated will change, which could reduce the Spread.
•	THE ICE SWAP RATES MAY BE DETERMINED BY THE CALCULATION AGENT IN ITS SOLE DISCRETION OR, IF THEY ARE DISCONTINUED OR CEASED TO BE PUBLISHED PERMANENTLY OR INDEFINITELY, REPLACED BY A SUCCESSOR OR SUBSTITUTE INTEREST RATE — If on a Determination Date, the 30-Year SOFR ICE Swap Rate cannot be determined by reference to Bloomberg Screen USISSO30 Page (or any successor page) at approximately 11:00 a.m., New York City time or the 2-Year SOFR ICE Swap Rate cannot be determined by reference to Bloomberg Screen USISSO02 Page (or any successor page) at approximately 11:00 a.m., New York City time, then the Calculation Agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps referencing SOFR, will determine the 30-Year SOFR ICE Swap Rate or the 2-Year SOFR ICE Swap Rate for that Determination Date in its sole discretion.

Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion on or prior to the relevant Determination Date that the relevant rate for U.S. dollar swaps referencing SOFR has been discontinued or that rate has ceased to be published permanently or indefinitely, then the Calculation Agent will use as the 30-Year SOFR ICE Swap Rate or the 2-Year SOFR ICE Swap Rate for that Determination Date a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate.

JPMorgan Structured Investments —	PS-10
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the Business Day Convention, the Interest Accrual Convention, the definitions of business day, Day Count Fraction and Determination Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps referencing SOFR, in a manner that is consistent with industry-accepted practices for that substitute or successor rate. Any of the foregoing determinations or actions by the Calculation Agent could result in adverse consequences to the Spread on the Determination Date and the Interest Rate which could adversely affect the return on and the market value of the notes. See “The Underlyings — Base Rates — USD ICE Swap Rate” in the accompanying product supplement.

•	THE 30-YEAR ICE SWAP RATE AND THE 2-YEAR ICE SWAP RATE MAY BE DETERMINED BY THE CALCULATION AGENT IN ITS SOLE DISCRETION OR, IF THEY ARE DISCONTINUED OR CEASED TO BE PUBLISHED PERMANENTLY OR INDEFINITELY, REPLACED BY A SUCCESSOR OR SUBSTITUTE INTEREST RATE — If on a Determination Date, the 30-Year ICE Swap Rate and the 2-Year ICE Swap Rate cannot be determined by reference to Reuters Screen ICESWAP1 Page (or any successor page) at approximately 11:00 a.m., New York City time, then the Calculation Agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps, will determine the 30-Year ICE Swap Rate or the 2-Year ICE Swap Rate for that Determination Date in its sole discretion.

Notwithstanding the foregoing, if the Calculation Agent determines in its sole discretion on or prior to the relevant Determination Date that the relevant rate for U.S. dollar swaps has been discontinued or that rate has ceased to be published permanently or indefinitely, then the Calculation Agent will use as the 30-Year ICE Swap Rate or the 2-Year ICE Swap Rate for that Determination Date a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be (a) the industry-accepted successor rate to the relevant rate for U.S. dollar swaps or (b) if no such industry-accepted successor rate exists, the most comparable substitute or successor rate to the relevant rate for U.S. dollar swaps. If the Calculation Agent has determined a substitute or successor rate in accordance with the foregoing, the Calculation Agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the Business Day Convention, the Interest Accrual Convention, the definitions of business day, Day Count Fraction and Determination Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps, in a manner that is consistent with industry-accepted practices for that substitute or successor rate. Any of the foregoing determinations or actions by the Calculation Agent could result in adverse consequences to the Spread on the Determination Date and the Interest Rate which could adversely affect the return on and the market value of the notes. See “The Underlyings — Base Rates — USD ICE Swap Rate” in the accompanying product supplement.

•	the 30-Year SOFR ICE Swap RATE or the 2-Year SOFR ICE Swap Rate May Not Be Published on a Determination DATE — The 30-Year SOFR ICE Swap Rate may not be available on Bloomberg Screen USISSO30 Page (or any successor page) or the 2-Year SOFR ICE Swap Rate may not be available on Bloomberg Screen USISSO02 Page (or any successor page) on a Determination Date because such rate is not published by the Intercontinental Exchange (ICE). The 30-Year SOFR ICE Swap Rate and the 2-Year SOFR ICE Swap Rate may not be published by the ICE for various reasons. If the 30-Year SOFR ICE Swap Rate cannot be determined using the Bloomberg Screen USISSO30 Page (or any successor page) or the 2-Year SOFR ICE Swap Rate cannot be determined using the Bloomberg Screen USISSO02 Page (or any successor page) due to the non-publication of such rate on a Determination Date, such rate may be determined by the Calculation Agent in its sole discretion.

JPMorgan Structured Investments —	PS-11
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

Hypothetical Interest Factors

The Interest Rate for the Initial Interest Periods will be 20.00% per annum. For each Interest Period after the Initial Interest Period, the Interest Factor will be equal to the Spread on the applicable Determination Date times the Multiplier, subject to the Minimum Interest Rate and the Maximum Interest Rate. The following table illustrates the Interest Factor determination for an Interest Period for a hypothetical range of performances for the ICE Swap Rates and reflects the Multiplier of 15.0, the Maximum Interest Rate of 10.00% and the Minimum Interest Rate of 0.00% per annum. The hypothetical Spread and interest payments set forth in the following examples are for illustrative purposes only and may not be the actual Spread or interest payment applicable to a purchaser of the notes.

Hypothetical Spread				Hypothetical Interest Factor
6.00%	×	15.0	=	10.00%*
5.00%	×	15.0	=	10.00%*
4.00%	×	15.0	=	10.00%*
3.00%	×	15.0	=	10.00%*
2.00%	×	15.0	=	10.00%*
1.00%	×	15.0	=	10.00%*
0.90%	×	15.0	=	10.00%*
0.70%	×	15.0	=	10.00%*
0.67%	×	15.0	=	10.00%*
0.66%	×	15.0	=	9.90%
0.60%	×	15.0	=	9.00%
0.40%	×	15.0	=	6.00%
0.20%	×	15.0	=	3.00%
0.00%	×	15.0	=	0.00%
-0.25%	×	15.0	=	0.00%**
-0.75%	×	15.0	=	0.00%**
-1.75%	×	15.0	=	0.00%**
-2.00%	×	15.0	=	0.00%**

*The Interest Rate cannot be greater than the Maximum Interest Rate of 10.00% per annum.

**The Interest Rate cannot be less than the Minimum Interest Rate of 0.00% per annum.

These returns do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical total returns shown above would be lower.

JPMorgan Structured Investments —	PS-12
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for four hypothetical Interest Periods after the Initial Interest Periods. The following examples assume that we have not called the notes prior to their scheduled Maturity Date, the Multiplier for the Interest Period is 15.0 and the actual number of days in the applicable Interest Period is 90. The hypothetical Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: On the applicable Determination Date, the 30-Year SOFR ICE Swap Rate is 4.00% and the 2-Year SOFR ICE Swap Rate is 3.70%. In addition, the number of Variable Days in the Interest Period is 81. Because the 30-Year SOFR ICE Swap Rate (4.00%) is greater than the 2-Year SOFR ICE Swap Rate (3.70%), the Spread is positive and is equal to 0.30%. Accordingly, the Interest Factor is 4.50% calculated as follows:

MAX [0, 15.0 × (4.00% - 3.70%)] = 4.50% per annum

Therefore, the Interest Rate per annum for the Interest Period is equal to 4.05% per annum calculated as follows:

3.30% × (81/90) = 4.05% per annum

Example 2: On the applicable Determination Date, the 30-Year SOFR ICE Swap Rate is 5.00% and the 2-Year SOFR ICE Swap Rate is 1.00%. In addition, the number of Variable Days in the Interest Period is 90. Because the 30-Year SOFR ICE Swap Rate (5.00%) is greater than the 2-Year SOFR ICE Swap Rate (1.00%), the Spread is positive and is equal to 4.00%. However, because the Spread times the Multiplier is greater than the Maximum Interest Rate of 10.00% per annum, the Interest Factor is equal to the Maximum Interest Rate.

Therefore, the Interest Rate per annum for the Interest Period is equal to the Maximum Interest Rate of 10.00% per annum, calculated as follows:

10.00% × (90 / 90) = 10.00% per annum

Example 3: On the applicable Determination Date, the 30-Year SOFR ICE Swap Rate is 1.00% and the 2-Year SOFR ICE Swap Rate is 5.00%. In addition, the number of Variable Days in the Interest Period is 90. Because the 30-Year SOFR ICE Swap Rate (1.00%) is less than the 2-Year SOFR ICE Swap Rate (5.00%), the Spread is negative and is equal to -4.00%. However, because the Spread times the Multiplier is less than the Minimum Interest Rate of 0.00% per annum, the Interest Factor is equal to the Minimum Interest Rate.

Therefore, the Interest Rate per annum for the Interest Period is equal to the Minimum Interest Rate of 0.00% per annum, calculated as follows:

0.00% × (90 / 90) = 0.00% per annum

Example 4: For an Interest Period the Accrual Provision is not met on any calendar day during the Interest Period, and therefore, the number of Variable Days is 0. Regardless of the Interest Factor, because the Accrual Provision is not satisfied on any calendar day, the Interest Rate per annum for the Interest Period will be equal to 0.00% per annum.

JPMorgan Structured Investments —	PS-13
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how to calculate the payment at maturity. For purposes of the following examples, we have assumed an Initial Value of 4,700 for the S&P 500® Index and an Initial Value of 4,300 for the EURO STOXX 50® Index and Barrier Levels of 3,055 and 2,795, respectively, and that the notes are not called prior to their scheduled Maturity Date. Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. In addition, the effect of any accrued and unpaid interest has been excluded.

Example 1: The level of the S&P 500® Index increases from its Initial Value of 4,700 to a Final Value of 4,900. The level of the EURO STOXX 50® Index increases from its Initial Value of 4,300 to a Final Value of 4,400. Because the Final Value of both Indices is greater than or equal to their respective Initial Values, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The level of the S&P 500® Index decreases from its Initial Value of 4,700 to a Final Value of 3,100. The level of the EURO STOXX 50® Index increases from its Initial Value of 4,300 to a Final Value of 4,400. The S&P 500® Index is the Lesser Performing Index. Although the Index Return of the Lesser Performing Index is negative, because the Final Value of 3,100 is not less than its Barrier Level of 3,055, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the S&P 500® Index decreases from its Initial Value of 4,700 to a Final Value of 2,350. The level of the EURO STOXX 50® Index increases from its Initial Value of 4,300 to a Final Value of 4,400. The S&P 500® Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is negative and the Final Value of 2,350 is less than its Barrier Level of 3,055, the investor receives a payment at maturity of $500.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -50.00%) = $500.00

Example 4: The level of the S&P 500® Index increases from its Initial Value of 4,700 to a Final Value of 4,800. The level of the EURO STOXX 50® Index decreases from its Initial Value of 4,300 to a Final Value of 0. The EURO STOXX 50® Index is the Lesser Performing Index. Because the Index Return of the Lesser Performing Index is negative and the Final Value of 0 is less than its Barrier Level of 2,795, the investor receives a payment at maturity of $0.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -100%) = $0.00

The hypothetical payments on the notes shown above apply only if the notes are not called prior to maturity and you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-14
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

What is an ICE Swap Rate?

An ICE Swap Rate is a rate for a U.S. dollar swap with a Designated Maturity and which appears on a designated Bloomberg Screen; the 30-Year SOFR ICE Swap Rate appears on Bloomberg Screen USISSO30 Page (or any successor page) at approximately 11:00 a.m., New York City time and the 2-Year SOFR ICE Swap Rate appears on Bloomberg Screen USISSO02 Page (or any successor page) at approximately 11:00 a.m., New York City time, in each case, on each Determination Date, as determined by the Calculation Agent. The “Designated Maturity” is 2 years or 30 years, as the case may be, depending on whether the 2-Year SOFR ICE Swap Rate or the 30-Year SOFR ICE Swap Rate is being calculated. On the applicable Determination Date, if the 30-Year SOFR ICE Swap Rate cannot be determined by reference to Bloomberg Screen USISSO30 Page (or any successor page) or the 2-Year SOFR ICE Swap Rate cannot be determined by reference to cannot be determined by reference to Bloomberg Screen USISSO02 Page (or any successor page), then the Calculation Agent will determine the 30-Year SOFR ICE Swap Rate or the 2-Year SOFR ICE Swap Rate, as applicable, in accordance with the procedures set forth under “The Underlyings — Base Rates — USD ICE Swap Rate” in the accompanying product supplement and “and “Selected Risk Considerations — The 30-Year SOFR ICE Swap Rate and the 2-Year SOFR ICE Swap Rate May Be Determined by the Calculation Agent in its Sole Discretion or, if They Are Discontinued or Ceased to Be Published Permanently or Indefinitely, Replaced by a Successor or Substitute Interest Rate.”

What is the S&P 500® Index?

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

What is the EURO STOXX 50® Index?

The EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland and/or its licensors (the “Licensors”), which are used under license. The notes based on the EURO STOXX 50® Index are in no way sponsored, endorsed, sold or promoted by STOXX Limited and its Licensors and neither STOXX Limited nor any of its Licensors shall have any liability with respect thereto. For additional information about the EURO STOXX 50® Index, see “Equity Index Descriptions — The EURO STOXX 50® Index” in the accompanying underlying supplement.

JPMorgan Structured Investments —	PS-15
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

Historical Information

The following graphs set forth the weekly historical performance of the ICE Swap Rates and the Spread from November 19, 2021 through January 21, 2022. We obtained the rates used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

The 30-Year SOFR ICE Swap Rate, as it appeared on Bloomberg Screen USISSO10 Page on January 26, 2022 was 1.669%. The 2-Year SOFR ICE Swap Rate, as it appeared on Bloomberg Screen USISSO10 Page on January 26, 2022 was 0.982%. The Spread on January 26, 2022 was 0.687%.

The ICE Swap Rates and the Spread data in the following graphs were obtained from Bloomberg Financial Markets at approximately 3:30 p.m. on the relevant dates and may not be indicative of the Spread, which is determined on any date of determination by reference to the 30-Year SOFR ICE Swap Rate on Bloomberg Screen USISSO30 Page (or any successor page) at approximately 11:00 a.m., New York City time and the 2-Year SOFR ICE Swap Rate on Bloomberg Screen USISSO02 Page (or any successor page) at approximately 11:00 a.m., New York City time. The historical ICE Swap Rates and the Spread should not be taken as an indication of future performance, and no assurance can be given as to the ICE Swap Rates or the Spread on any Determination Date. We cannot give you assurance that the performance of the ICE Swap Rates and the Spread will result in any positive interest payments in any Interest Period subsequent to the final Initial Interest Period. You should note that publication of the U.S. Dollar SOFR ICE Swap Rate began on November 8, 2021, and it therefore has a limited history.

JPMorgan Structured Investments —	PS-16
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

The following graph sets forth the weekly historical performance of the S&P 500® Index for the period from January 3, 2017 through January 21, 2022. The Closing Level of the S&P 500® Index on January 26, 2021 was 4,349.93.

We obtained the Closing Levels used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the Index will result in any positive interest payments or return of principal at maturity.

The following graph sets forth the weekly historical performance of the EURO STOXX 50® Index for the period from January 3, 2017 through January 21, 2022. The Closing Level of the EURO STOXX 50® Index on January 26, 2022 was 4,164.60.

We obtained the Closing Levels used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the Index will result in any positive interest payments or return of principal at maturity.

JPMorgan Structured Investments —	PS-17
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

JPMorgan Structured Investments —	PS-18
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than The Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Selected Purchase Considerations” and “Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period” in this pricing supplement for a description of the risk-return profile and market exposure payable under the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-37 of the accompanying product supplement are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this pricing supplement, which will be the third business day following the expected pricing date of the notes (this settlement cycle being referred to as T+3). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date day will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

Validity of the Notes and the Guarantee

In the opinion of Sidley Austin LLP, as counsel to the Company and the Guarantor, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the related guarantee will be a valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Limited Liability Company Act of Delaware and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 26, 2020, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on February 26, 2020.

JPMorgan Structured Investments —	PS-19
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037

Annex A — SOFR

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

FRBNY currently publishes SOFR daily on its website. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this pricing supplement.

JPMorgan Structured Investments —	PS-20
Callable Range Accrual Notes linked to the 30-Year U.S. Dollar SOFR ICE Swap Rate, the 2-Year U.S. Dollar SOFR ICE Swap Rate, the S&P 500® Index and the EURO STOXX 50® Index due January 30, 2037